February 1, 2007

Citadel Limited Partnership

625 Madison Avenue – 15th Floor

New York, New York 10022

Attention:   Matthew Hinerfeld

CONFIDENTIALITY AGREEMENT

Dear Mr. Hinerfeld:

In connection with your evaluation of a potential business transaction (the "Transaction") involving ION Media Networks, Inc. (the "Company"), you have requested that we furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether on or after the date hereof) by us or our directors, officers, employees, affiliates, representatives, advisors (including, without limitation, financial advisors, attorneys and accountants), agents, potential investors or sources of financing, or any of their advisors (collectively, "Representatives") to you or your Representatives and all analyses, compilations, forecasts, studies or other documents prepared by us or our Representatives in connection with the review of, or interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information." The term Information will not, however, include information which (i) is or becomes publicly available without breach of any duty of confidentiality owed to us, (ii) is or becomes available to you on a non-confidential basis from a source (other than us or our Representatives) which, to the best of your knowledge, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us or (iii) is already in your or your Representatives’ possession on a non-confidential basis prior to the disclosure thereof by us or our Representatives.

Accordingly, you hereby agree that:

1.

You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, rule, regulation or applicable standards of any self-regulatory authority, including rules and regulations of the Securities and Exchange Commission or any applicable stock exchange, or legal process (collectively, “Law”), and only after compliance with paragraph 3 below to the extent required by its terms), without our prior written consent, disclose any Information in any manner whatsoever (other than to NBC Universal, Inc. and its Representatives, if they are bound by a non-disclosure agreement in favor of the Company or agree to be bound by the terms of this letter agreement), and (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the

February 1, 2007

Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and will be responsible for any breach of this letter agreement by any of your Representatives. You also agree to advise us immediately upon discovery of any breach of this letter agreement by any of your Representatives and that any such breach does not relieve you of any of your obligations hereunder.

2.

You and your Representatives will not (except (i) as required by Law, and only after compliance with paragraph 3 below, or (ii) as required by Securities and Exchange Commission or stock exchange rule or regulation in the opinion of your legal counsel), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction or any other transaction involving us, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving us or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3.

In the event that you or any of your Representatives are requested pursuant to, or required by, Law to disclose any of the Information, you will notify us promptly, to the extent practicable, so that we may, at our sole expense, seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that we do not waive compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information so disclosed.

4.

If you determine not to proceed with the Transaction, you will promptly inform our Representative, UBS Investment Bank, of that decision and, in that case, and at any time upon our request or that of any of our Representatives, you will either (i) promptly destroy all copies of the written Information in your or your Representatives' possession and, upon our written request, confirm such destruction to us in writing, or (ii) upon our written request, promptly deliver to us at your expense all copies of the written Information in your or your Representatives' possession; provided, however, that you or your Representatives shall be permitted to retain one copy of any written Information that is required by Law to be retained by you or your Representatives or as is reasonably necessary in accordance with standard computer backup procedures. Any oral Information will continue to be subject to the terms of this letter agreement.

5.

You acknowledge that neither we nor any of our Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, make any express or implied representation or warranty as to the accuracy or completeness of the

February 1, 2007

Information, and you agree that no such person will have any liability arising out of this letter agreement relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6.

You are aware, and will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7.

You agree that, for a period of eighteen months from the date of this letter agreement or, if earlier, until the execution and delivery of definitive transaction documents with respect to a Transaction, neither you nor any person controlling, controlled by or under common control with you, will, without the prior written consent of us or our Board of Directors: (i) acquire, or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of ours or any of our subsidiaries; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any of our voting securities; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving us or our securities or assets; or (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing, except as has been disclosed in a Schedule 13D filed by you prior to the date of this letter agreement.  Notwithstanding anything herein, at that point in time at which you are (a) no longer in active discussions with the Company with respect to a Transaction; (b) no longer in possession of material non-public information received hereunder; and (c) no longer a Section 16 insider with respect to the Company, then the provisions of clause (i) of this paragraph will no longer apply.

8.

You agree that, for a period of eighteen months from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or assist any third party in soliciting for employment, or recommend to any third party that they solicit for employment or hire, any employee of ours or any of our subsidiaries with whom you have had contact or who became known to you in connection with your consideration of the Transaction.

February 1, 2007

9.

You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective partner and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed and except as set forth in this letter agreement, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

10.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, you (and any of your Representatives) may (i) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the Transaction, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure; provided that clause (ii) shall not apply until the earliest of (x) the date of public announcement by any of the parties of discussions relating to the Transaction, (y) the date of public announcement of the Transaction, or (z) the date of the execution of an agreement, with or without conditions, to enter into the Transaction. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties or their affiliates, agents, or advisors.

11.

You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of injunctive relief in our favor if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached you or by your Representatives, then you will reimburse us for our costs and expenses (including, without limitation, reasonable external legal fees and expenses) incurred in connection with all such litigation.

12.

You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

February 1, 2007

13.

This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of that State and executed in and to be performed in that State.

14.

This letter agreement shall terminate on the earlier of (a) the third anniversary of the date of this letter agreement, or (b) the execution and delivery of definitive transaction documents with respect to any Transaction.

15

This letter agreement contains the entire agreement between you and us concerning the subject matter hereof, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.  This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Sincerely,

ION MEDIA NETWORKS, INC.

By:	/s/ Adam K. Weinstein
Name:	Adam K. Weinstein
Title:	SVP, Secretary and Chief Legal Officer

Accepted and Agreed as of the date
first written above:

CITADEL LIMITED PARTNERSHIP

By:

Citadel Investment Group, L.L.C.,

        its General Partner

By:

 /s/ Matthew B. Hinerfeld

       Name:  Matthew B. Hinerfeld

       Title:    Managing Director and Deputy General Counsel